Exhibit 99.1

Diane L. Dewbrey Elected to MBIA Inc.'s Board of Directors

PURCHASE, N.Y.--(BUSINESS WIRE)--November 13, 2018--MBIA Inc. (NYSE:MBI) (the Company) today announced that on this day, Tuesday, November 13, 2018, Ms. Diane L. Dewbrey (54) was elected to the Company’s Board of Directors, where she will also serve as a member of the Audit, Finance and Risk, and Compensation and Governance Committees.

For five years, until its merger with Consolidated Communications in 2014, Ms. Dewbrey served as an Independent Director and then Chair (2013-14) of the Board of Enventis, Inc.

“We are very pleased that Diane has accepted our invitation to join the MBIA Board,” said Charles Rinehart, Chairman of the MBIA Inc. Board of Directors. “Diane has been consistently recognized for her board leadership and contributions in community organizations. Additionally, we are confident that her knowledge of and experience in the financial services industry will contribute to our efforts to enhance MBIA Inc.’s shareholder value.”

Ms. Dewbrey earned her BS degree in Mathematics from Xavier University. She is an NACD Governance Fellow and holds a Professional Director Certification from the American College of Corporate Directors. Prior to serving as a director at Enventis, she held various senior positions at Fifth Third Bancorp, where over an eighteen year period she became Senior Vice President & Director of Central Operations and a member of the Executive Management Team, and at Foundation Bank, where in her ten years with the company she served as CEO and a Director of the Foundation Bancorp and Foundation Bank Board. Ms. Dewbrey is currently a Director of the YMCA of Greater Seattle where she also serves as Treasurer, member of the Executive Committee, and Chair of the Investment Committee.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com